UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 23, 2004

LOYALTYPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	000-21235 (Commission File No.)	11-2780723 (IRS Employer Identification No.)

3885 Crestwood Parkway

Suite 550

Duluth, GA 30096

(770) 638-5101

(Address and telephone number

of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2004, we entered into a Settlement and General Release Agreement (the “Agreement”) with PriceGrabber.com, LLC and PriceGrabber.com, Inc. (each and collectively, “PriceGrabber”), in connection with our lawsuit against PriceGrabber, styled BarPoint.com, Inc. vs. PriceGrabber.com, LLC and PriceGrabber.com, Inc., filed in the United States District Court for the Southern District of Florida (Case No. 03-60943-CIV-Cooke/McAliley) on May 23, 2003 (the “Litigation”).

In the Agreement, in consideration of the settlement and the dismissal with prejudice of all claims and counterclaims in the Litigation, PriceGrabber agreed to pay us $225,000, agreed to enter into a CoBrand Agreement with us for the licensing of services by us or our wholly-owned subsidiary Schoolpop, Inc., which provision as described below was subsequently amended, and to release each other for all causes of action, known or unknown, for all existing and future damages and remedies that have been brought or that could have been brought by or on behalf of us and/or PriceGrabber in any court, tribunal or forum, that have accrued prior to September 23, 2004, with the exception of any claims arising out of a breach by a party of the terms of the Proposed Confidentiality Stipulation or the confidentiality requirement of the Mediated Settlement Agreement.  In addition, each of the parties to the Agreement agreed not to initiate or cause to be initiated any civil, criminal, or administrative actions or proceedings against PriceGrabber arising out of US. Patent No. 6,430,554 and titled “Interactive System for Investigating Products on a Network” (“554 Patent), including, any continuations, continuations-in-part, reissues, reexaminations, extensions, substitutes and divisionals of the ‘554 Patent in the U.S. or any foreign country, including, any patents that may issue from pending patent applications, including certain foreign applications as defined in the Agreement.

On February 4, 2005, we entered into an Addendum to the Agreement with PriceGrabber, amending the Agreement, whereby PriceGrabber in consideration of our payment of $5,000 agreed to waive our obligation in the Agreement to enter into the CoBrand Agreement, and to amend the Agreement as of September 23, 2004, by deleting references to the CoBrand Agreement.

Item 9.01 Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Exhibit

10.1

Settlement and General Release Agreement

10.2

Addendum to Settlement and General Release Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOYALTYPOINT, INC.

By:	/s/ Jeffrey S. Benjamin
Chief Financial Officer

Date: March 1, 2005

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